Exhibit 16.1

October 12, 2018

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re:	Asta Funding, Inc. Commission File Number 001-35637

Dear Sir or Madam:

We have read the statements included in the Form 10-K dated October 12, 2018, of Asta Funding, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 9 insofar as they relate to our Firm.

Very truly yours,

/s/ Mazars USA LLP

Mazars USA LLP

Edison, NJ